Exhibit (a)(1)(B)

DRAFT GENERAL EMAIL TO ALL EMPLOYEES

To:	Vitesse Semiconductor Corporation U.S. Employees

From:	Vitesse Semiconductor Corporation

Date:	December 1, 2008

Subject:	Information Regarding Certain Unexercised Stock Options

This email contains important information about certain unexercised stock options.

As you may know, Vitesse has determined that certain stock options granted to employees between October 19, 1999 and December 2, 2005 were misdated and mispriced.  The exercise price on each of these options was less than the value of the stock on the actual date of grant.  These “discounted options” may become subject to adverse tax consequences for the option holder under Section 409A of the Internal Revenue Code of 1986, as amended if the fair market value of the shares exceeds the exercise price for such shares at the end of any year in which the option is exercisable and/or at the time of exercise.  These tax consequences include:

•	ordinary income on the spread between the exercise price and the value of the underlying shares upon vesting (even if the option is not exercised);

•	an additional 20% federal tax and potential interest charges; and

•	some states, including California, impose an additional 20% state tax.

To help avoid the adverse personal tax consequences under Section 409A, Vitesse intends to offer current U.S. employees who hold these discounted options the opportunity to cure them by increasing the exercise price to the actual value of the stock on the actual date of grant.  This offer is referred to as a “tender offer.”  Vitesse will be sending eligible participants information relating to a tender offer to remedy the affected options.  Vitesse will also hold meetings to explain the tender offer to employees who hold affected options.  If you do not receive an email from Helen Tran around 10:00 a.m. Pacific Time today inviting you to attend an explanatory meeting at 1:00 p.m. Pacific Time today, you do not hold affected options and no further action is required.

If you have any questions, please contact Helen Tran at (805) 389-7191 or tran@vitesse.com.

DRAFT EMAIL TO ALL ELIGIBLE OPTION HOLDERS INVITING THEM TO
ATTEND EXPLANATORY MEETING

We have determined that you hold affected options described in an email from Ronda Grech sent earlier today.

You are invited and encouraged to attend a meeting today at 1:00 p.m. Pacific Time in the designated meeting room for your location.  If you cannot attend in person, set forth below are the access codes (phone and web conferencing):

Telephone conferencing - Same dial in for all locations

Toll-free:  (800) 280-9862

Toll:  (913) 312-4163

Participant Code:  312847

Web conferencing:

1.	Copy this address and paste it into your web browser:
https://www.livemeeting.com/cc/intercall1/join

2.	Copy and paste the required information:
Meeting ID: H6MZFM
Entry Code: j}5=R:5
Location: https://www.livemeeting.com/cc/intercall1

If you have any questions, please contact Helen Tran at tran@vitesse.com or (805) 389-7191 for teleconferencing or web conferencing information.

DRAFT GENERAL EMAIL TO ALL ELIGIBLE OPTION HOLDERS

To:	[EMAIL ADDRESS]

From:	Vitesse Semiconductor Corporation

Date:	December 1, 2008

Subject:	Action Required: Urgent Information Regarding Your Unexercised Stock Options

This email contains important information about your unexercised stock options.

As you may know, Vitesse has determined that certain stock options granted to employees between October 19, 1999 and December 2, 2005 were misdated and mispriced.  The exercise price on each of these options was less than the value of the stock on the actual date of grant.  These “discounted options” may become subject to adverse tax consequences for the option holder under Section 409A of the Internal Revenue Code of 1986, as amended if the fair market value of the shares exceeds the exercise price for such shares at the end of any year in which the option is exercisable and/or at the time of exercise.  These tax consequences include:

•	ordinary income on the spread between the exercise price and the value of the underlying shares upon vesting (even if the option is not exercised);

•	an additional 20% federal tax and potential interest charges; and

•	some states, including California, impose an additional 20% state tax.

Our records indicate that some of your Vitesse stock options are in this category.  These options are listed in an Addendum, which will be sent to you in a separate email.

To help you avoid Section 409A penalties and expenses, Vitesse is offering to amend the exercise price on your outstanding misdated stock options that vested after December 31, 2004.  The amendment will increase the exercise price on these options to reflect the exercise price at which the option would have been granted if it had been dated correctly.  The remaining terms and conditions of your stock options will remain unchanged.  In exchange for your agreement to amend the affected options, Vitesse will grant to you restricted stock units.  The number of restricted stock units that you will receive is based on a formula that takes into account the number of shares subject to your option(s) and the difference between the original exercise price and the amended exercise price.  This formula was designed so that if the fair market value of the stock increases to the new exercise price of your options, then the value of the shares underlying the restricted stock units (or the shares you receive upon vesting) at that time should be approximately equal to the value of the lost discount on your options.

You will receive the award of restricted stock units if you accept the terms of this offer and are actively employed by Vitesse on the date of the Compensation Committee meeting to be held in January 2009.  The restricted stock unit award will vest one year and one day after the date of grant, if you remain actively employed by Vitesse through such date and Vitesse satisfies Securities Exchange Commission filing and listing requirements.  Shares of Vitesse stock will be distributed to you upon vesting of the restricted stock units and will be subject to tax withholding.

Participation in this offer is completely voluntary.  The amendment of your option to increase the exercise price requires that you voluntarily accept a “Tender Offer” to you from Vitesse.

It is extremely important that you carefully review the documents attached to this letter and to a separate email that will be sent to you later today, as they contain the information that you need in order to decide whether or not to participate in this offer.  The attachment to this email contains the basic tender offer materials.  You will receive a second email that contains (1) specific information about your options and how they will be amended if you accept this offer and (2) an acceptance form for you to fill out and fax back to us.

DOCUMENTS AND MATERIALS

(1)	Tender Offer Document:

[TENDER OFFER DOCUMENT ATTACHED]

(2)	Election Form:

[ELECTION FORM TO BE SENT TO YOU IN A SEPARATE EMAIL]

(3)	Withdrawal Form:

[WITHDRAWAL FORM ATTACHED]

(4)

Addendum to the Tender Offer with your personalized stock option information (includes a list of your “eligible” option grants, the originally assigned grant date of each of those options, the eligible number of shares, the original exercise price, the amended option exercise price, and the number of shares underlying the restricted stock unit awards if you choose to participate in the Tender Offer):

[ADDENDUM TO BE SENT TO YOU IN A SEPARATE EMAIL]

After reviewing these materials, if you wish to participate in the Tender Offer, you will need to fill out, sign and date the Election Form, which will be sent to you in a separate email.  The Election Form must be received by Vitesse via fax at (866) 666-3293 no later than 5:00 p.m., Pacific Time, on December 30, 2008.

We encourage you to discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors before deciding whether or not to participate in this offer.

If you have any questions, please contact Helen Tran at (805) 389-7191 or tran@vitesse.com.

DRAFT EMAIL WITH PERSONAL ADDENDUM TO ALL ELIGIBLE OPTION HOLDERS

To:	[EMAIL ADDRESS]

From:	Vitesse Semiconductor Corporation

Date:	December 1, 2008

Subject:	Action Required: Your Election Form and Addendum

Earlier today, you received an email from us containing tender offer materials offering to amend unexercised stock options that you hold that are misdated and mispriced.  As explained in those materials, the purpose of the tender offer is to enable you to avoid adverse tax consequences.

Attached to this email is your Election Form and an Addendum describing your personalized stock option information including:

•	a list of your “eligible” option grants,

•	the originally assigned grant date of each of those options,

•	the number of eligible shares,

•	the original exercise price,

•	the new exercise price if your option is amended, and

•	the number of shares underlying the restricted stock unit awards (if you choose to participate in the Tender Offer).

It is extremely important that you carefully review the Election Form, the Addendum and the other documents attached to the email sent to you earlier today, as they contain the information that you need in order to decide whether or not to participate in the Tender Offer.

DOCUMENTS AND MATERIALS

(1)	Tender Offer Document:

[TENDER OFFER DOCUMENT SENT TO YOU IN A SEPARATE EMAIL]

(2)	Election Form:

[ELECTION FORM ATTACHED]

(3)	Withdrawal Form:

[WITHDRAWAL FORM SENT TO YOU IN A SEPARATE EMAIL]

(4)                                  Addendum to the Tender Offer with your personalized stock option information (includes a list of your “eligible” option grants, the originally assigned grant date of each of those options, the number of eligible shares, the original exercise price, the amended option exercise price, and the number of shares underlying the restricted stock unit awards if you choose to participate in the Tender Offer):

[ADDENDUM ATTACHED]

After reviewing the materials contained in this email and the email sent to you earlier today, if you wish to participate in the Tender Offer, you will need to fill out, sign and date the attached Election Form.  The Election Form must be received by Vitesse via fax at (866) 666-3293 no later than 5:00 p.m., Pacific Time, on December 30, 2008.

We encourage you to discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors before deciding whether or not to participate in this offer.

If you have any questions, please contact Helen Tran at (805) 389-7191 or tran@vitesse.com.